RICHTER INVESTMENT CORP.

William L. Richter                                            450 Park Avenue
President                                                   New York, N.Y. 10022
                                                             (212) 421-6300
                                                          Direct: (212) 891-2109
                                                            Fax: (212) 750-5212



                                November 6, 1999


Mr. Kenneth L. Blum, Jr.
President
Rent-A-Wreck of America, Inc.
10324 South Dolfield Road
Owings Mills, MD 21117

Dear Ken:

     Richter Investment Corp. ("Richter") is pleased to submit this proposal to serve as exclusive financial advisor for Rent-A-Wreck of America, Inc. ("Rent-A-Wreck" or the "Company"). In this capacity, Richter will assist the Company in: (i) exploring potential financing sources including, but not limited to, private placements of equity and/or debt securities; (ii) identifying, reviewing, and evaluating prospective merger & acquisition opportunities; (iii) interfacing with other financial consultants and advisors which the Company may retain from time to time; and (iv) performing all other investment banking services that the company may request; provided, however, that neither Richter nor any of its personnel will engage in business as a broker or a dealer to effect any securities transactions with or for the Company or any other person.

FINANCING SERVICES

     For its role as financial advisor in seeking financing for the company, Rent-A- Wreck agrees to pay Richter an advisory fee equal to one percent (1%) of any amounts being sought regardless of whether or not such sums are ever received by the Company. All fees will be payable upon engagement.

MERGER & ACQUISITION SERVICES

     As the Company's advisor in potential merger & acquisition transactions, Richter will assist Rent-A-Wreck in identifying and gathering information on
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Mr. Kenneth L. Blum, Jr.
November 6, 1999
Page 2 of 5

potential opportunities, in reviewing all potential acquisitions, joint ventures, new ventures, strategic investments, etc. developed or considered by management, and in analyzing, structuring, negotiating and effecting selected business combinations. In such transactions, Rent-A-Wreck may function as seller, buyer or participant and Richter's fee structure will depend on the role of the Company in the transaction.

     SELL SIDE TRANSACTIONS - if all or a controlling interest in the acquired, Rent-A-Wreck agrees to pay Richter a cash fee upon the closing of the transaction in an amount equal to two percent (2%) of the value of the transaction.

     BUY SIDE TRANSACTION - if the Company is the acquirer in a business combination, Rent-A-Wreck agrees to pay Richter a cash fee upon the closing of the transaction in an amount equal to three percent (3%) of the transaction value up to $10 million plus two percent (2%) of the amount by which the transaction value exceeds $10 million. Notwithstanding the above-stated percentages, Richter's minimum fee for completing buy-side transaction for the Company will be $100,000.

     Richter's role in sell-side or buy-side transactions will be purely advisory. Richter will assist in structuring and negotiating transactions, but it will not solicit participation or otherwise act in any manner which might require it to be a securities broker or dealer.

     PARTICIPANT TRANSACTIONS - if the Company enters into a joint venture or similar arrangement with another entity, Rent-A-Wreck agrees to pay Richter a fee equal to five percent (5%) of the value of all consideration net of expenses received or earned by Rent-A-Wreck from such venture during the first five years of its existence. Payments to Richter will be due upon receipt of consideration by Rent-A-Wreck or in cash at equivalent value as determined in good faith by Rent-A-Wreck and Richter. If Rent-A-Wreck receives its consideration in the form of participation in revenues or profits, such consideration shall be deemed received by Rent-A -Wreck upon receipt by it of audited results on an annual basis. Notwithstanding the above-stated percentage, Richter's minimum fee per participant transaction will be $25,000 payable over five years, and its maximum fee per participant transaction will be $600,000 payable as outlined above until the maximum has been paid.
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Mr. Kenneth L. Blum, Jr.
November 6, 1999
Page 3 of 5

     Richter's role in participant transactions will be purely advisory. Richter will assist in structuring and negotiating transactions, but it will not act as a broker in any transaction involving the purchase or sale of securities.

     For purposes of the letter, the term "transaction value" means an amount equal to cash consideration paid, the aggregate fair maker value of any securities (including Notes or other forms of indebtedness) issued in connection with the business combination plus the stated value of any liabilities or indebtedness assumed by the acquirer. The fair market value of any such securities will be the value determined by Rent-A-Wreck and Richter upon the closing of the transaction. If publicly traded shares of an acquiring company are part of the consideration, they shall be valued at their market price on the date of closing without regard to restrictions as to immediate salability. Debt securities issued shall be valued at face value unless the buyer and seller mutually agree that an original issue discount is applicable, in which case they shall be valued as stipulated in the definitive purchase agreement. To the extent that any portion of the transaction value is not known at the time of closing (for example, because it is contingent upon future performance of Rent-A-Wreck or another entity), the portion of the transaction fee, if any, payable for such portion of the transaction value will be payable in cash only when such payments are made.

     Rent-A-Wreck may enter into more than one type of transaction at a time with a single entity, in which case each such transaction shall result in an appropriate fee as indicated above.

OTHER INVESTMENT BANKING SERVICES

     To the extent that Rent-A-Wreck should wish for other investment banking activities, Richter and Rent-A-Wreck will negotiate mutually acceptable fees for such services.

EXPENSES

     Rent-A-Wreck will promptly reimburse Richter for its out-of pocket expenses incurred in connection with this engagement upon invoicing from Richter together with appropriate documentation and receipts.

Mr. Kenneth L. Blum, Jr.
November 6, 1999
Page 4 of 5

INDEMNIFICATION

     Subject to the procedures set forth in the next paragraph, Rent-A-Wreck agrees to indemnify Richter, its affiliates and their respective directors, officers, employees, agents and controlling persons ("Indemnified Parties") from and against any and all losses, claims, damages, or liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of the Engagement, and will reimburse any Indemnified Party periodically for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom. The indemnification agreement contained in this paragraph, however, shall not extend to any loss, claim, damage, expense, liability, or action or right to reimbursement if and to the extent that a court shall ultimately determine that any such loss, claim, damage, expense, liability or action or right to reimbursement arose by reason of an act or omission to act on Richter's part (a) by reason of gross negligence on Richter's part or (b) as the result of willful misconduct by Richter. In the event of failure or defect in the ability of Rent-A-Wreck to provide indemnification to Richter, it is agreed that Rent-A-Wreck and Richter will contribute to the cost of discharging any obligation arising out of this engagement in proportion to their relative benefit from the engagement.

     If an indemnified Party receives a complaint, claim or other notice from any third party of any loss, claim or damage, liability or action giving rise to a claim for indemnification hereunder, the party claiming indemnification hereunder shall promptly notify Rent-A-Wreck of such complaint, notice, claim, or action, and Rent-A-Wreck shall have the right to investigate and defend any such loss, claim, damage, liability, or action. The indemnified Party shall cooperate in any defense upon the request and at the expense of Rent-A-Wreck, and shall have the right to employ separate counsel subject to the approval of Rent-A-Wreck (which approval shall not be unreasonably withheld) in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of Rent-A-Wreck if Rent-A-Wreck has then undertaken defense of such action with competent counsel reasonably acceptable to the Indemnified Party; provided that separate counsel may be retained by the Indemnified Party at the expense of Rent-A-Wreck if a conflict of interest would exist for counsel simultaneously representing Rent-A-Wreck and the Indemnified Party. Except as provided in the last sentence of this paragraph, Rent-A-Wreck shall not be obligated to indemnify any person for any settlement of any claim or action effected without Rent-A-Wreck's consent. If Rent-A-Wreck fails to defend within a reasonable time after notice, the Indemnified Party shall have the right but not the obligation to undertake the defense of and to compromise or settle (exercising business judgement) the claim or other matter on behalf, for the account and at the risk of Rent-A-Wreck.

Mr. Kenneth L. Blum, Jr.
November 6, 1999
Page 5 of 5


TERMINATION

     Rent-A-Wreck may terminate its obligations under this engagement at any time upon ninety (90) days written notice of the Company's desire to terminate and the payment of any fees payable to Richter together with payment for Richter's out-of- pocket expenses up to that date. However, if during the period Richter is retained by Rent-A-Wreck or within two years thereafter, (a) a financing joint venture or business combination is consummated with an entity
(i) as to which Richter advised Rent-A- Wreck or (ii) with which Rent-A-Wreck or Richter, with the Company's approval, had substantive discussions regarding a financing joint venture or business combination, or (b) Rent-A-Wreck enters into a definitive agreement with any such entity which subsequently results in a financing joint venture or business combination, Rent-A- Wreck agrees to pay Richter an advisory fee in an amount equal to the fees outlined above, payable in cash upon the closing of such transaction.

GOVERNING LAW

     In the event of any legal dispute between Rent-A-Wreck and Richter under the terms of this agreement, the governing law shall be the laws of the State of New York.

     If the foregoing correctly sets forth the understanding between Rent-A-Wreck and Richter, please so indicate by an authorized signature below, whereupon this letter shall constitute a binding agreement between us.

                                            Sincerely,



                                            William L. Richter




Accepted and agreed to this 27th day of December, 1999

By:      ______________________
         Kenneth L Blum, Jr.
         President
         Rent-A-Wreck of America, Inc.